Exhibit 10.3

EMPLOYMENT AGREEMENT WAIVER AND CONSENT

This Employment Agreement Waiver and Consent (this “Waiver”) is given as of May 2, 2005 in reference to the Employment Agreement, dated as of July 7, 2004 (the “Employment Agreement”) by and between American Coin Merchandising, Inc. (“Employer”) a Delaware corporation and wholly-owned subsidiary of Coinstar, Inc. (“Coinstar”), and Randall J. Fagundo (“Employee”).

RECITALS

A. The Employer is contemplating entering into a transaction whereby Sesame Holdings, Inc. (“Sesame”), a wholly-owned subsidiary of Coinstar will be merged into Employer, with Employer being the surviving entity (the “Reorganization”).

B. Section 1.3 of the Employment Agreement provides that certain rights and obligations of the parties will be impacted in the event that the Employer experiences a “Change of Control,” as defined in the Employment Agreement.

C. Employee and Employer agree that the Reorganization does not constitute a Change of Control under the Employment Agreement and are executing this Waiver out of an abundance of caution to ensure that the Reorganization is not, and will not be deemed to be, a Change in Control within the meaning of the Employment Agreement.

NOW, THEREFORE, in consideration of the foregoing mutual promises and covenants set forth herein, the parties hereto agree as follows:

WAIVER AND CONSENT

1. Employee, by this Waiver, hereby expressly acknowledges and confirms that the Reorganization, as described above, will not constitute a “Change of Control” (as defined in the Employment Agreement), and therefore, notwithstanding the consummation by the Employer of the Reorganization, Employee will remain liable to the Employer for the Repayment Obligation.

2. By execution of this Waiver, Employee consents to the Reorganization to the extent any such consent is necessary. Employee will not make any assertion that Employee is not liable to the Employer for the Repayment Obligation as a result of the Reorganization.

3. Employee and his successors and assigns irrevocably and unconditionally waive and release the Employer from any and all claims Employee may have against Employer that the Reorganization is a Change of Control and therefore that the Employee is no longer liable for the Repayment Obligation as a result of the Reorganization.

4. Nothing in this Waiver will affect the application of the Change of Control definition in the Employment Agreement to any transaction other than the Reorganization.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment as of the date first set forth above.

Employee	Employer
Randall J. Fagundo	American Coin Merchandising, Inc

/s/ RANDALL J. FAGUNDO	By:	/s/ DONALD R. RENCH

	Title:	Secretary